Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated January 22, 2026 relating to the financial statements of Agentiq Sports 1 Series LLC as of December 31, 2025 and for the period from November 3, 2025 (inception) to December 31, 2025, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

May 21, 2026

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com